EXHIBIT 99.2
FORM OF GRANT NOTICE AND STOCK OPTION AGREEMENT

SOFTMAX, INC.
AMENDED AND RESTATED
NOTICE OF GRANT OF STOCK OPTION
     WHEREAS, [NAME] (the “Optionee”) was granted an option to purchase [NUMBER OF OPTIONS] shares of common stock of SOFTMAX, Inc. (the “Company”) on [ORIGINAL OPTION GRANT DATE] (the “Option”);
     WHEREAS, the Company and Optionee both wish to clarify the vesting terms of the Option;
     NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual promises contained herein, the parties hereto agree that the Notice of Grant dated [GRANT DATE] constituting part of the Option shall be amended and restated as follows:
     [NAME] (the “Optionee”) has been granted an option (the “Option”) to purchase certain shares of Stock of SOFTMAX, Inc. pursuant to the SOFTMAX, Inc. 2004 Stock Option Plan (the “Plan”), as follows:

Date of Option Grant:	[ ]

Number of Option Shares:	[ ]

Exercise Price:	[ ] per share

Initial Vesting Date:	[ ]

Option Expiration Date:	The date ten (10) years after the Date of Option Grant

Tax Status of Option:	Incentive (Enter “Incentive” or “Nonstatutory.” If blank, this Option will be Nonstatutory Stock Option.)

     Vested Shares: Except as provided in the Stock Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio
Prior to Initial Vesting Date	0

On the one year anniversary of the Initial Vesting Date, provided the Optionee’s Service has not terminated prior to such date	1/4

Plus:

For each full month of the Optionee’s continuous Service from the one year anniversary of the Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/48
     By their signatures below, the Company and the Optionee agree that the Option is governed by this Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document. The Optionee acknowledges receipt of copies of the Plan and the Stock Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

SOFTMAX, INC.	OPTIONEE

By:

Signature

Its:

Date

Address:	Address:

ATTACHMENTS:	2004 Stock Option Plan, as amended, to the Date of Option Grant; Stock Option Agreement and Exercise Notice

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